BEI MEDICAL SYSTEMS COMPANY, INC.
                              CONSULTING AGREEMENT


     THIS AGREEMENT is made by BEI MEDICAL SYSTEMS, INC., ("BEI") and RALPH RICHART, M.D., an individual residing at 350 Shore Drive, Oakdale, New York 11769 ("Contractor"), effective March 1, 1998, for the purpose of setting forth the exclusive terms and conditions by which BEI will acquire Contractor's services on a temporary basis.

     In consideration of the mutual obligations specified in this Agreement and any compensation paid to Contractor for her or his services, the parties agree to the following:

     1. Work To Be Performed.

          (a) Contractor will use his "best efforts" to consult with the Company on matters that may come before the management team in areas of medical research and clinical information, including but not limited to:

               (i) the review of protocol(s) and method(s) for clinical studies within the Territory defined on Schedule A (the "Territory");

               (ii) participation in planning and preparation for and participation in BEI-sponsored workshops, anticipated to be scheduled at rate of six per twelve month period and to require up to twelve man-days of Consultant's time per twelve month period;

               (iii)   participation   in  the  preparation  and  submission  of
          abstracts for presentation at major clinical meetings within the Territory (AAGL/ACOG type meetings);

               (iv) communicating with Federal Drug Administration ("FDA") officials;

               (v) reviewing documents to be submitted to the FDA for accuracy, completeness and scientific consistency;

               (vi) reviewing and interpreting tissue samples in response to FDA inquiries;

               (vii) reviewing clinical and scientific papers and reports presented to BEI concerning BEI products; and

               (viii) representing BEI in communications with FDA investigators for scientific affairs, clinical affairs and historical procedural issues in connection with the FDA's Phase 3 investigation of the HydroThermAblator(R) (the "HTA(R)").


                                       1.

          (b) BEI is not obligated to issue any additional orders for work by Contractor under this Agreement. Contractor should not commence services under this Agreement until this Agreement is signed and delivered by an authorized representative of BEI.

          (c) It is understood that Contractor is presently affiliated with Columbia University (the "Institution"). Services performed pursuant to this Agreement shall be performed during such hours and on such terms as shall not conflict with Contractor's responsibilities and obligations to the Institution.

     2. Rate and Method of Payment. As full and complete compensation for Contractor's services and for the discharge of all Contractor's obligations hereunder, BEI shall:

          (a)  Subject  to  approval  of  the  Board  of   Directors   or  BEI's
     Compensation Committee, as applicable, award Contractor fifty thousand (50,000) shares of BEI common stock in exchange for services to be rendered under this Agreement, subject to the following conditions:

               (i) ten thousand (10,000) of the shares of BEI common stock shall be granted outright in consideration of prior service and shall not be subject to vesting or forfeiture to BEI if this Agreement were terminated prior to the end of the Initial Term (as hereinafter defined);

               (ii) forty thousand (40,000) of the shares of BEI common stock shall vest at the rate of 1,666 shares per month for 23 months with 1,682 shares vesting in the 24th month such that all 40,000 shares shall be fully vested at the end of 24 months;

               (iii) the unvested shares of BEI common stock shall revert to BEI upon any termination of this Agreement prior to the end of the Initial Term;

               (iv) the unvested shares of BEI common stock shall be placed in escrow with BEI and Contractor shall execute and deliver to BEI two stock assignments, duly endorsed (with date and number of shares blank), to facilitate the transfer of unvested shares of BEI upon termination of this Agreement prior to the end of the Initial Term;

               (v) Contractor and BEI shall execute a stock purchase agreement containing the provisions identified above and any other terms reasonably necessary in the judgment of BEI within 21 days after the execution of this Agreement.

          (b) In accordance with BEI's travel policy, reimburse Contractor for travel and other out-of-pocket costs reasonably incurred by him in the course of performing services under this Agreement; provided however, that BEI shall not be obligated hereunder unless (i) BEI has agreed in advance to reimburse such costs and (ii) Contractor provides BEI with appropriate receipts or other relevant documentation for all such costs as part of any submission by Contractor for reimbursement.



                                       2.

          (c) Pay Contractor a commission of one thousand dollars ($1,000.00) by the thirtieth day after the end of each calendar quarter for each HTA Hardware Unit sold and shipped in the Territory by BEI and paid for by the customer prior to the termination or expiration of this Agreement. This commission is payable in arrears in U.S. Dollars on cash amounts actually paid to and received by BEI during the immediately preceding calendar quarter for orders solicited from parties in the Territory, accepted by BEI and delivered by BEI within the Territory.

          (d) Within 30 days after the end of each calendar quarter, pay Contractor a commission equal to two percent (2%) of the Net Invoice Price of HTA Disposables (as hereinafter defined on Schedule B) included in orders solicited and received by BEI prior to the first anniversary of the termination or expiration of this Agreement. This commission is payable in arrears in U.S. Dollars on cash amounts actually paid to and received by BEI during the immediately preceding calendar quarter for orders solicited from parties within the Territory, accepted by BEI and delivered by BEI to users within the Territory. "Net Invoice Price" shall mean BEI's billing price less refunds, returns, commissions payable to third parties, packaging, insurance, duty, shipping costs, taxes, and allowances granted.

          (e) Make and keep full and accurate books and records in sufficient detail to enable commissions payable hereunder to be determined. On seven
     (7) days prior written notice to BEI, independent certified public accountants nominated and paid by Contractor shall have full access to the books and records of BEI pertaining to activities under this Agreement and shall have the right to make copies therefrom at Contractor's expense. Said certified public accounts shall have such access at all commercially reasonable times during normal business hours. Prompt adjustment shall be made by BEI to compensate for any errors or omissions disclosed by such audit and agreed to by BEI. Contractor agrees to hold confidential all information learned in the course of any examination of BEI's books and records hereunder, except when it is necessary for Contractor to reveal such information in order to enforce his rights under this Agreement in court, or similar dispute resolution or enforcement proceeding or action, or when compelled by law, and shall take all reasonable steps necessary to prevent the public dissemination of such information given BEI's status as a publicly-traded company.

     Contractor shall not be entitled to a commission on any order solicited by Contractor which is rejected by BEI, regardless of the reason for BEI's rejection, and no commission shall be payable on any orders that are canceled or terminated for any reason. Subject to the provisions of Section 2(d), Contractor shall not be entitled to a commission on any order solicited by Contractor which is received by BEI after the termination or expiration of this Agreement. If, after a commission has been paid to Contractor for a product, BEI refunds any or all of the purchase price of such product to the customer for any reason, BEI may deduct from future commissions all or the proper proportionate amount of the commission previously paid to Contractor for such product or, at BEI's election, require Contractor to repay BEI such amount within thirty (30) days after receiving notice of such election.

     Notwithstanding anything in this Agreement to the contrary, any part of any amount payable to Contractor hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which BEI might have against Contractor.



                                       3.

     All payments of commissions not disputed as to correctness by Contractor within two (2) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

     3. Nondisclosure And Trade Secrets.

          (a) During the term of this Agreement and in the course of Contractor's performance hereunder, Contractor may receive and otherwise be exposed to confidential and proprietary information relating to BEI's business practices, strategies and technologies. Such confidential and proprietary information may include but not be limited to confidential and proprietary information supplied to Contractor with the legend "BEI Confidential and Proprietary", or equivalent. The confidential and proprietary information may include, but is not limited to, BEI's marketing and customer support strategies, BEI's financial information, including sales, costs, profits and pricing methods, BEI's internal organization, employee information and customer lists, BEI's technology, including discoveries, inventions, research, clinical data, test data, and development efforts, processes, samples, methods, product know-how and show-how, and all derivatives, improvement and enhancements to any of the above and information of third parties as to which BEI has an obligation of confidentiality (collectively referred to as "Information").

          (b) Contractor acknowledges the confidential and secret character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of BEI. Accordingly, Contractor agrees not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement, unless necessary to perform the tasks which are the subject of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Contractor agrees to cease usage and to return to BEI all whole and partial copies and derivatives of the Information, whether in Contractor's possession or under Contractor's direct or indirect control.

          (c) Contractor shall not disclose or otherwise make available to BEI in any manner any confidential information of Contractor or confidential information received by Contractor from third parties that Contractor is not entitled to disclose.

          (d) Contractor agrees not to export, directly or indirectly, any U.S. source technical data acquired from BEI or any products utilizing such data to any counties outside the United States which export may be in violation of the United States Export Laws or Regulations. Nothing in this section releases Contractor from any obligation stated elsewhere in this Agreement not to disclose such data.

          (e) At all times, both during the term of this Agreement and after its termination, Contractor will keep in confidence and trust all Information and shall not use or disclose and Information or anything related to such information without the written consent of the Company, except as may be required in the ordinary course of performing services as a Contractor to the Company.



                                       4.

          (f) Notwithstanding subsection (e) above, Contractor shall not be obliged to keep in Confidential Information which:

               (i) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of Contractor, or

               (ii) is approved in writing for release by the Company.

          (g) This Section 3 shall survive the termination of this Agreement for any reason, including expiration of term.

     4. Additional Activities.

          (a) During the period in which Contractor provides advisory, consulting and related services to and for the Company (the "Consulting Period"), Contractor will not directly or indirectly (whether for compensation or without compensation):

               (i) as an individual, proprietor, partner, stockholder, officer, employee, consultant, director, joint venture, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business activity that involves the development, production, marketing or selling of products, processes or techniques which are, directly or indirectly, identical to, substantially similar to, or competitive with products and processes or techniques of the Company or other businesses involved in the design or production of medical devices utilized in gynecology, obstetrics or reproductive medicine (the "Field");

               (ii) recruit, solicit or induce, or attempt to induce, any employee of or consultant to the Company to terminate their employment or consultancy or otherwise cease their relationship with the Company; or

               (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company, or prospective clients, customer or accounts, if any, of the Company that were contact, solicited or served by Contractor during the term of this Agreement.

          (b)  During  the 180  days  following  termination  of the  Consulting
     Period, Contractor will not directly or indirectly (whether for compensation or without compensation) engage in the activities identified in paragraph 4(a)(i)-(iii), above. For purposes of the prior sentence, the definition of the term "Field" shall mean engaging in any business activity that involves the development, production, marketing or selling of products, processes or techniques which are, directly or indirectly, identical to, substantially similar to, or competitive with products, processes or techniques of the Company or other businesses involved in the design or production of endometrial ablation products.

          (c) The restrictions set forth in paragraphs 4(a) and (b) are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if


                                       5.

     any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or m too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

          (d) After termination of this Agreement, Contractor will disclose all patent applications filed by him within a year after such termination. At the time of each such disclosure, Contractor will advise BEI in writing of any Inventions that Contractor believes are not subject to the assignment provisions of Section 8; and Contractor will at that time provide to BEI in writing all evidence necessary to substantiate that belief.

     5. No Conflicting Obligation.

          (a) Contractor represents that Contractor's performance of all of the terms of this Agreement and Contractor's services as a consultant to BEI do not and will not breach any agreement to keep in confidence any proprietary information of another entity.

          (b) Contractors represents and warrants that his performance of all terms of this Consulting Agreement and Contractor's services as a consultant to BEI do not and will not conflict with any written or oral agreement.

     6. Reports. Contractors shall keep the President of BEI fully informed of the Contractor's activities under this Consulting Agreement and, at the request of the President of BEI, shall discuss all matters relating to the conduct of the Contractor's activities hereunder with the Vice President of International Sales and the Director, Quality and Regulatory Affairs, or with any other personnel designated by the President of BEI. If requested by the President of BEI, Contractor shall provide the President of BEI with written reports describing Contractor's activities under this Consulting Agreement. A final written report shall be rendered to BEI within a reasonable period subsequent to termination of the Agreement.

     7. Current Employment and Consulting Relationships. Contractor represents that he is not currently a director, employee, consultant, advisor, partner or stockholder of any third party in the Field.

     8. Ownership Of Work Product.

          (a) Contractor shall specifically describe and identify in Exhibit C to this Agreement all technology (i) which Contractor intends to use in performing under this Agreement (ii) which is either owned solely by Contractor or licensed to Contractor with a right to sublicense, and (iii) which is in existence in the form of a writing or working prototype prior to the effective date of this Agreement ("Background Technology").

          (b) Contractor agrees that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of BEI and hereby assigns to BEI


                                       6.

     all its right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.

          (c) Contractor further agrees that except for Contractor's rights in Background Technology, BEI is and shall be vested with all rights, title and interests including patent, copyright, trade secret and trademark rights in all of Contractor's work product under this Agreement. Contractor hereby grants to BEI a non-exclusive, royalty free and worldwide right to use and sublicense the use of Background Technology for the purpose of developing and marketing BEI products, but not for the purpose of marketing Background Technology separate from BEI products.

          (d) Contractor shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shaft assist BEI as reasonably required to perfect BEI the rights, title and other interests in Contractor's work product expressly granted to BEI under this Agreement. Costs related to such assistance, if required, shall be paid by BEI.

     9. Indemnification.

          (a) Contractor agrees to take all necessary precautions to prevent injury to any persons (including employees of BEI) or damage to property (including BEI's property) during the term of this Agreement and shall indemnify and hold harmless BEI and its officers, agents, directors and employees against any claim, loss judgment, liability, expense (including reasonable attorneys' and expert witnesses' fees and costs) and injury to person or property (including death) resulting in any way from Contractor's willful misconduct, breach of contract or negligence in the performance or failure to perform Contractor's obligations under this Agreement.

          (b) BEI agrees to indemnify and hold Contractor harmless against any claim, loss, judgment, liability, expense (including reasonable attorneys' and expert witnesses' fees and costs) and injury to person or property (including death) to the extent of any act, omission or negligence on the part of BEI resulting during the performance of the Contractor's duties under this Agreement.

          (c) In the event of the assertion or commencement by an person of any claim or legal proceeding (whether against BEI or against any other person) with respect to which Contractor may become obligated to hold harmless, indemnify, compensate or reimburse BEI or its affiliates pursuant to this
     Section 9, BEI shall have the right, at its election, to proceed with the defense of such claim or legal proceeding on its own. If BEI so proceeds with the defense of any such claim or legal proceeding:

               (i) all reasonable expenses relating to the defense of such claim or legal proceeding shall be borne and paid exclusively by Contractor;

               (ii) Contractor shall make available to BEI any documents and materials in his possession or control that may be necessary to the defense of such claim or legal proceeding; and



                                       7.

               (iii) BEI shall have the right to settle, adjust or compromise such claim or legal proceeding with the consent of Contractor provided, however, that such consent shall not be unreasonably withheld.

          (d) No indemnitee (other than BEI or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless BEI (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     BEI shall give the Contractor prompt notice of the commencement of any such legal proceeding against BEI; provided, however, that any failure on the part of BEI to so notify Contractor shall not limit any of the obligations of Contractor under this Section 9 (except to the extent such failure materially prejudices the defense of such legal proceeding).

     10. Term and Termination.

          (a) The initial term of this Agreement shall be two (2) years ("Initial Term"). The Initial Term may be extended for additional twelve
     (12) month periods (a "Subsequent Term") only upon the mutual written consent of BEI and Contractor, executed no less than sixty (60) days prior to the termination of the current term.

          (b) Either BEI or Contractor may terminate this Agreement with or without cause with thirty (30) days' advance written notice. In such event, Contractor shall cease work immediately after receiving notice from BEI, unless otherwise advised by BEI, and shall notify BEI of expenses incurred up to the termination date.

     11. Effect of Termination. Unless otherwise state herein, upon the termination of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve Contractor of Contractor's obligations under sections 3, 4, 6, 8, 9, 11 and 14 hereof, nor shall any such termination relieve Contractor or BEI from any liability arising from any breach of this Agreement. Upon termination of this Agreement for any reason whatsoever, Contractor shall promptly surrender and deliver to BEI all documents, notes, laboratory notebooks, drawings, specification, calculations, sequences, data and other materials of any nature pertaining to Contractor's work with BEI, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Information. Contractor agrees that in the event of such termination, Contractor will cooperate with BEI in completing and signing BEI's termination statement for consultants.

     12. Compliance with Applicable Laws. Contractor warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

     13. Independent Contractor. Contractor is an independent contractor, is not an agent or employee of BEI and is not authorized to act on behalf of BEI, except as expressly stated in this Agreement or mutually agreed by the President of BEI and Contractor. Contractor


                                       8.

will not be eligible for any employee benefits, nor will BEI make deductions from any amounts payable to Contractor for taxes or other employee withholdings. Taxes and such withholdings shall be the sole responsibility of Contractor.

     14. Legal and Equitable Remedies. Contractor hereby acknowledges and agrees that in the event of any breach of this Agreement by Contractor, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of BEI, BEI will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Contractor hereby agrees that BEI shall be entitled to specific performance of Contractor's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

     15. General. The parties' rights and obligations under this Agreement will bind and insure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This Agreement and the Schedules attached hereto and hereby incorporated herein constitute the parties' final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may no be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of New Jersey, excluding its conflict of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party, at the address specified below or at such other address as the party shall specify in writing.

     Such notice shall be deemed given: (a) upon personal delivery; (b) or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing; (c) when sent by confirmed facsimile or telex if sent during normal business hours of the recipient, if not, then on the next business day; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.



                                       9.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BEI MEDICAL SYSTEMS COMPANY, INC.            CONTRACTOR



By:  /s/ Herb Spoon                          By:  /s/ Ralph Richart, M.D.
     ------------------------------               ------------------------------
         Herb Spoon                                   Ralph Richart, M.D.
        (Print Name)


        President & CEO
-----------------------------------          -----------------------------------
            (Title)                                 Social Security Number


Address: __________________________          Address: __________________________


___________________________________          ___________________________________


___________________________________          ___________________________________



                                      10.

                                   SCHEDULE A

                                    TERRITORY


                                  LATIN AMERICA
               (Including: MEXICO, CENTRAL AMERICA, SOUTH AMERICA
                               AND THE CARIBBEAN)


                                    FAR EAST
                       (Including: INDIA, CHINA, AUSTRALIA
                              AND THE PACIFIC RIM)

                                   SCHEDULE B

                                    PRODUCTS


HTA(R) HARDWARE

Hydro ThermAblator(R) System  for  Hysteroscopic  Endometrial  Ablation (Reorder
Numbers: 55000 & 55001 per attached pages 1 & 2)

HTA(R) Disposables

Procedure Set, Sterile, Single Patient use (Reorder Number 55015 per attached page 3)

                                   SCHEDULE C

                              BACKGROUND TECHNOLOGY